Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of QumulusAI, Inc., formerly Global Digital Holdings Inc. and Subsidiaries, of our report dated April 7, 2026, except for the effect of the additional borrowing as disclosed in the third paragraph and the addition of the seventh paragraph within Note 25 to the consolidated financial statements, as to which the date is May 14, 2026, relating to the consolidated financial statements of QumulusAI, Inc. as of and for the years ended December 31, 2025 and 2024, which is contained in the Registration Statement on Form S-1, as amended, of QumulusAI, Inc., as filed with the Securities and Exchange Commission.

/s/ WithumSmith+Brown, PC.

Whippany, New Jersey

August 31, 2026